EXHIBIT 99.1

Central Vermont Public Service

NEWS RELEASE

For Immediate Release: October 23, 2003

Central Vermont reports increased nine-month earnings

RUTLAND, VT - Central Vermont Public Service (NYSE: CV) reported consolidated third quarter earnings of $4.9 million today, or 38 cents per diluted share of common stock, an 8-cent decrease from a year ago. Third quarter 2002 earnings totaled $5.9 million, or 46 cents per diluted share of common stock.

For the first nine months of 2003, CV reported earnings of $15 million, or $1.17 per diluted share of common stock, a 4-cent increase from a year ago. Earnings for the first nine months of 2002 totaled $14.6 million, or $1.13 per diluted share of common stock.

The results of operations related to the Company's wholly owned subsidiary, Connecticut Valley, have been reported separately as discontinued operations. The sale of Connecticut Valley's franchise and physical assets to Public Service Company of New Hampshire ("PSNH") is expected to close Jan. 1, 2004. In the third quarter and first nine months of 2003, discontinued operations contributed 3 and 9 cents to consolidated earnings per share compared to 3 and 9 cents for the comparable periods in 2002.

"Our continued focus on customer service and power management is paying off, along with efforts to improve credit measures and lower risks, such as the sale of Connecticut Valley Electric Company," President Bob Young said. Young noted that Fitch Ratings upgraded CVPS's first mortgage bonds to BBB+ from BBB and second mortgage bonds to BBB from BBB-.

"Good earnings, a solid dividend, reduced risk and high-quality operations are the hallmarks of the first three quarters," Young said. Young said he was also proud of the company's response to the Northeast blackout in August, which CVPS and Vermont largely avoided.

"Excellent planning, maintenance and response, with a little bit of good fortune, helped Vermont end the cascading and protect our customers," Young said.

Quarterly Performance Summary
Utility Business - Continuing Operations
Retail sales revenue remained the same as 2002, while net power costs increased about $3.5 million, primarily due to impacts of the July 2002 Vermont Yankee sale, including state tax benefits realized by Vermont Yankee and deferral of certain sale-related costs to reflect the change in power cost structure. Partially offsetting these 2002 items are the elimination of Vermont Yankee nuclear outage costs, and higher wholesale sales revenue due to higher contract rates, ISO-New England clearing prices, and volume.

Other factors impacting third quarter 2003 results include lower equity in earnings from Vermont Yankee, and transaction costs associated with the sale in 2002. Other operating revenues were lower due to fewer sales of transmission in 2003 and other expenses were slightly higher primarily due to employee-related expenses.

Also, the consolidated federal income tax provision reflects a benefit of about $2.3 million as a result of the expected sale of Connecticut Valley. Capital gain treatment on the sale will allow for a reduction of certain income tax valuation allowances at Catamount, reflecting Management's best estimate that deferred income taxes for certain previously recorded equity losses will be realized.

Non-utility Business
Excluding the income tax benefits discussed above, Catamount recorded losses of $1.4 million for the third quarter of 2003, primarily related to lower equity earnings from one of its investments. This compares to losses of $1.7 million in the third quarter of 2002, which were primarily due to asset impairment charges taken for certain of its investments.

Year-To-Date Performance Summary
Utility Business - Continuing Operations
Retail sales revenue increased $2.9 million over 2002, primarily due to a modest increase in retail mWh sales resulting from colder winter months in 2003.

Net power costs increased about $3.8 million, primarily due to the 2002 Vermont Yankee sale, including state tax benefits realized by Vermont Yankee, deferral of certain sale-related costs to reflect the change in power cost structure and ISO-New England installed capacity credits in 2002. Partially offsetting these 2002 items are the elimination of Vermont Yankee nuclear outage costs and significantly higher wholesale sales revenue in 2003 due to higher contract rates, ISO-New England clearing prices, and volume.

Other factors impacting the first nine months of 2003 include lower equity in earnings from Vermont Yankee, and transaction costs associated with the sale in 2002. Other operating revenues were slightly lower due to fewer sales of transmission in 2003, while other expenses decreased due to lower life insurance, transmission, interest, storm restoration, higher 2002 bad debt reserves due to certain bankruptcies, and internal cost cutting. Lower other expenses were partially offset by increased employee pension costs, higher property taxes and a second quarter 2002 reversal of certain environmental reserves.

Also, the consolidated federal income tax provision reflects a benefit of about $2.3 million as a result of the expected sale of Connecticut Valley. Capital gain treatment on the sale will allow for a reduction of certain income tax valuation allowances at Catamount, reflecting Management's best estimate that deferred income taxes for certain previously recorded equity losses will be realized.

Non-utility Business
Excluding the income tax benefits discussed above, Catamount recorded losses of $1.3 million for the first nine months of 2003, primarily related to lower equity earnings from certain of its investments, offset by lower interest expense due to lower debt. This compares to losses of $0.8 million in 2002, which were primarily due to asset impairment charges taken for certain of its investments, offset by higher equity earnings from one of its investments.

Eversant recorded earnings of $0.3 million in 2003 compared to losses of $0.4 million in 2002, resulting from discontinuing its efforts to pursue non-regulated business opportunities, partially offset by the reversal of an IRS interest expense accrual in 2002, previously recorded in the fourth quarter of 2001.

Discontinued Operations
During the second quarter of 2003, the sale of Connecticut Valley to PSNH was approved by the New Hampshire Public Utilities Commission. Accordingly, CV classified Connecticut Valley as an asset held for sale in the consolidated balance sheets in accordance with Statement of Financial Accounting Standards, No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS No. 144). As required by SFAS No. 144, the results of operations related to Connecticut Valley are reported as discontinued operations and prior period results have been restated. For restatement purposes, certain of the Company's common corporate costs, which were previously allocated to Connecticut Valley, have been reallocated to reflect the impact of the sale on continuing operations.  As a wholly owned subsidiary of CV, Connecticut Valley's results of operations may not be representative of a stand-alone company.

Initiatives and Outlook
Young said employees would continue to focus on the Right Way to Work, a continuous improvement process that has helped significantly reduce expenses over the past two years, and service standards. The company recently received approval from state regulators for 17 updated standards on reliability, customer response, construction, billing, meter reading and satisfaction.

"Our customer service standards provide us and our customers with important measures we can use to ensure we continue to provide high-quality, reliable service in the years ahead," Young said. "These standards highlight our commitment to top-notch service, which is critical to customers and our ability to earn solid, reliable returns."

About CV
CV is Vermont's largest electric utility, serving over 145,000 customers statewide. Through its subsidiary, Connecticut Valley, CV also serves over 10,000 customers in New Hampshire.

The Company's two non-regulated subsidiaries include Catamount Energy Corporation ("Catamount") and Eversant Corporation ("Eversant"). Catamount invests in non-regulated energy generation projects in the United States and Western Europe with a current focus on developing, owning and operating wind energy projects, and Eversant sells and rents electric water heaters through a subsidiary, SmartEnergy Water Heating Services.

Forward Looking Statements
Statements contained in this report that are not historical fact are forward-looking statements intended to qualify for the safe-harbors from the liability established by the Private Securities Litigation Reform Act of 1995. Statements made that are not historical facts are forward-looking and, accordingly, involve estimates, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. Actual results will depend, among other things, upon the actions of regulators, the pending sale of Connecticut Valley, performance of the Vermont Yankee nuclear power plant, effects of and changes in weather and economic conditions, volatility in wholesale electric markets, our ability to maintain our current credit ratings and performance of Catamount. These and other risk factors are detailed in the Company's Securities and Exchange Commission filings. The Company cannot predict the outcome of any of these matters; accordingly, there can be no assurance that such indicated results will be realized. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this press release. Central Vermont does not undertake any obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this press release.

Central Vermont Public Service Corporation Earnings per Diluted Share Reconciliation Third quarter 2003 vs. Third quarter 2002:

2002 Earnings per diluted share	$.46

Year over Year Effects on Earnings:
Federal income tax provision (a)	$.19
Vermont Yankee 2002 transaction costs (b)	.05
Lower losses at Catamount (c)	.03
Higher earnings at Eversant	.01
Higher net power costs (d)	(.18)
Lower equity in earnings (e)	(.13)
Lower other operating revenue	(.03)
Higher other expenses	(.02)

2003 Earnings per diluted share	$.38

  On a consolidated basis, reflects a benefit of about $2.3 million as a result of the expected sale of Connecticut Valley. Capital gain treatment on the sale will allow for a reduction of certain income tax valuation allowances at Catamount, reflecting Management's best estimate that deferred income taxes for certain previously recorded equity losses will be realized.
  Related to the July 2002 sale of Vermont Yankee.
  Lower equity earnings from certain of its investments in 2003, offset by asset impairment charges taken in 2002. Excludes income tax benefits discussed in a) above.
  Resulting from the July 2002 Vermont Yankee sale, including state tax benefits realized by Vermont Yankee and deferral of certain sale-related costs to reflect the change in power cost structure, offset by the elimination of the Vermont Yankee nuclear outage costs and higher wholesale sales revenue.
  Related to the July 2002 sale of Vermont Yankee.

First nine months 2003 vs. First nine months 2002:

2002 Earnings per diluted share	$1.13

Year over Year Effects on Earnings:
Federal income tax provision (a)	$.19
Higher retail sales (b)	.14
Lower other expenses (c)	.10
Earnings at Eversant vs. losses in 2002 (d)	.07
Vermont Yankee 2002 transaction costs (e)	.05
Higher net power costs (f)	(.18)
Lower equity in earnings (e)	(.17)
Reversal of environmental reserve in 2002	(.09)
Higher losses at Catamount (g)	(.04)
Lower other operating revenue	(.03)

2003 Earnings per diluted share	$1.17

  On a consolidated basis, reflects a benefit of about $2.3 million as a result of the expected sale of Connecticut Valley. Capital gain treatment on the sale will allow for a reduction of certain income tax valuation allowances at Catamount, reflecting Management's best estimate that deferred income taxes for certain previously recorded equity losses will be realized.
  Increase in mWh sales primarily due to colder winter months in 2003 compared to 2002.
  Lower life insurance expense, transmission costs, interest expense, storm restoration costs, higher 2002 bad debt reserves due to certain bankruptcies, and internal cost cutting, offset by increased employee pension costs and property taxes.
  Losses in 2002 resulting from discontinuing its efforts to pursue non-regulated business opportunities offset by the 2002 reversal of an IRS interest expense accrual.
  Related to the July 2002 sale of Vermont Yankee.
  Resulting from the 2002 Vermont Yankee sale, including state tax benefits realized by Vermont Yankee, deferral of certain sale-related costs to reflect the change in power cost structure and ISO-New England installed capacity credits in 2002. Partially offsetting these 2002 items are the elimination of Vermont Yankee nuclear outage costs and significantly higher wholesale sales revenue in 2003 due to higher contract rates, ISO-New England clearing prices and volume.
  Lower equity earnings from certain of its investments in 2003, offset by lower interest expense due to lower debt and asset impairment charges taken in 2002. Excludes income tax benefits discussed in a) above.

Central Vermont Public Service Corporation - Consolidated Earnings Release (unaudited) (Dollars in thousands, except per share amounts)
	Quarter Ended September 30			Nine Months Ended September 30
	2003		2002	2003		2002
OPERATING DATA
Retail and firm sales (mWh)	545,715		545,221	1,637,104		1,619,759

Operating revenues:
Retail and firm sales	$65,462		$65,460	$195,475		$192,553
Wholesale sales	4,382		2,950	18,629		10,979
RS-2 power contract	2,764		3,131	8,079		8,445
Other operating revenue	1,231		1,887	4,720		5,381
Total operating revenues	$73,839		$73,428	$226,903		$217,358

Operating expenses:
Purchased power	$37,097		$32,104	$114,129		$103,878
Production and transmission (fuel)	942		956	3,189		1,951
Production and transmission (excluding fuel)	5,158		5,732	16,545		17,705
Total other utility operating expense	25,114		25,859	74,494		72,869
Total operating expenses	$68,311		$64,651	$208,357		$196,403

Net power costs (purchased power plus production fuel	$33,657		$30,110	$98,689		$94,850

NET INCOME AND COMMON STOCK
Income from Continuing Operations before preferred stock dividends	$4,545		$5,507	$13,945		$13,580
Preferred Stock Dividend Requirements	300		380	899		1,187
Income from Continuing Operations	4,245		5,127	13,046		12,393
Income from Discontinued Operations, net of taxes	380		348	1,034		1,035
Earnings available for Common Stock	$4,625		$5,475	$14,080		$13,428

Average shares of common stock outstanding:
Basic	11,927,894		11,697,336	11,856,742		11,660,792
Diluted	12,200,633		11,938,694	12,083,766		11,909,428

Earnings per share of common stock - basic:
Continued Operations	$.36		$.44	$1.10		$1.06
Discontinued Operations	$.03		$.03	$.09		$.09
Earnings per share	$.39		$.47	$1.19		$1.15
Earnings per share of common stock - diluted:
Continued Operations	$.35		$.43	$1.08		$1.04
Discontinued Operations	$.03		$.03	$.09		$.09
Earnings per share	$.38		$.46	$1.17		$1.13

Dividends per share of common stock	$.22		$.22	$.66		$.66

NON-REGULATED BUSINESSES:
Catamount Energy Corporation:
Earnings (losses) per share of common stock	$.07	(a)	$(.15)	$.08	(a)	$(.07)

Eversant Corporation:
Earnings (losses) per share of common stock	$.01		$.00	$.03		$(.04)

(a) Includes tax benefit of 19 cents reflecting a reduction of certain income tax valuation allowances.

Media Inquiries:	Steve Costello, Director of Public Affairs (802) 747-5427; e-mail: scostel@cvps.com (802) 775-0486 (home) (802) 742-3062 (beeper)
Contact:	Jean H. Gibson, Senior Vice President, Chief Financial Officer and Treasurer (802) 747-5435; e-mail: jgibson@cvps.com